Exhibit 10.3

FORM OF INCENTIVE STOCK OPTION AGREEMENT
PURSUANT TO
THOMAS & BETTS CORPORATION EQUITY COMPENSATION PLAN

     AN INCENTIVE STOCK OPTION is hereby granted, as of the date of grant set forth in the attached Notice of Grant of Stock Option (the “Date of Grant”), to the executive identified in the attached Notice of Grant of Stock Option (the “Optionee”) to purchase the number of shares of Common Stock, par value $.10 per share, of Thomas & Betts Corporation, a Tennessee corporation (the “Corporation”), set forth in the Notice of Grant of Stock Option. Such Option is in all respects subject to the terms, definitions and provisions of the Thomas & Betts Corporation Equity Compensation Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference.

1. Option Price

     The Option price for each share is set forth in the attached Notice of Grant of Stock Option (being one hundred percent (100%) of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option).

2. Exercise of Option

     This Option shall be exercisable in accordance with provisions of Section 9 of the Plan as follows:

(i) Schedule of Rights to Exercise

     The Option shall become exercisable in three installments in accordance with the following schedule and after the expiration of the following periods of time:

	Portion of	Period from which
Installment	Option Grant	Option Granted
First	One-third	12 months
Second	One-third	24 months
Third	One-third	36 months

If the Optionee’s employment with the Corporation terminates prior to the date on which an installment is scheduled to become exercisable, this Option shall not become exercisable with respect to such installment(s), except as otherwise provided in the Plan.

(ii) Method of Exercise

     This Option, to the extent that it is exercisable, may be exercised by giving written notice to the Corporate Human Resources Department or other designated person of the Corporation at its principal office, or a designated broker, no later than the expiration date of the Option; provided, however, that this Option may not be exercised for fewer than the lesser of 50 shares of Common Stock or the full number of shares for which this Option is then exercisable. Such notice shall include a statement of the number of shares with respect to which this Option is being exercised and the exercise date, and, in the case of exercise through the Corporation, shall be accompanied by full tender of the purchase price payable in cash.

(iii) Restrictions on Exercise

     This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Corporation may require the person exercising this Option to make any representation and warranty to the Corporation as may be required by any applicable law or regulation.

3. Transferability of Option

     This Option may not be transferred by the Optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee, or by a duly appointed legal representative.

4. Term of Option

     This Option may not be exercised more than ten (10) years from the Date of Grant of this Option and may be exercised during such term only in accordance with the Plan and the terms of this Option. As set forth in the Plan, this Option may terminate prior to the scheduled expiration date in the event the Optionee’s employment with the Corporation terminates prior to the scheduled expiration date (for example, as early as 60 days after certain terminations of employment).

5. Disqualifying Disposition; Other ISO Provisions

     This Option is intended to qualify, to the maximum extent permissible, as an incentive stock option (“ISO”) as that term is defined in section 422(b) of the Internal Revenue Code of 1986, as amended. In the event this Option remains exercisable and the Optionee exercises this Option more than one year after the date the Optionee’s employment is terminated by reason of disability, or more than three months after the date the Optionee’s employment is terminated for any reason other than death or disability, this Option shall be treated as a nonqualified stock option. The Optionee agrees to give written notice to the Corporation, at its principal office, if a “disposition” of the shares of Common Stock acquired through exercise of this Option occurs at any time within two years after the Date of Grant of this Option or within one year after the transfer to the Optionee of the shares.

6. Successors

     The terms of this Option shall be binding upon the heirs, personal representatives and successors of the Optionee and upon the Corporation and its successors and assigns.

7. Governing Law

     This Option shall be construed and enforced in accordance with the laws of the State of Tennessee (without regard to principles of conflicts of laws), except to the extent such laws are preempted by federal law.

8. Termination Protection Agreement

     Notwithstanding any provision of the Plan or any other provision of this Agreement (including the Optionee Acknowledgment set forth in the Notice of Grant of Stock Option) to the contrary, this Option shall be subject to the provisions of the Termination Protection Agreement, if any, in effect between the Optionee and the Corporation.